NEWS RELEASE:

DATE:  October 26, 2000

CONTACT:  Joe L. Powers
          Executive Vice President
          P.O. Box 141000
          Nashville, TN  37214-1000

PHONE:    (615) 902-1300
FAX:      (615) 883-6353
WEBSITE:  www.thomasnelson.com


    THOMAS NELSON ANNOUNCES REVISION OF EARNINGS EXPECTATIONS

NASHVILLE, TN, October 26, 2000.    Thomas Nelson, Inc. announced today
that a preliminary review of the Company's financial results for the second quarter of fiscal year 2001, the three months through September 30, 2000, indicates that earnings are expected to be significantly below analysts' estimates.

"An analysis of our preliminary results indicates that per share profits are expected to show a significant decline of approximately 30% from the $.30 per share earned in the second quarter of the last fiscal year," noted Joe Powers, Executive Vice President. "Though our Company is operating in weak markets, our core publishing business kept pace with last year, both in revenues and profits. The gift business continues to confront a particularly difficult sales environment. Its revenues and profits fell below the levels achieved during the previous year's quarter. While the Company's total revenues for the quarter will show an increase, this gain is the result of acquisitions we made over the past 12 months. Profits are coming in below expectations."

Commenting on the expectations for the quarter, Sam Moore, Chairman and Chief Executive Officer said: "We are disappointed in this quarterly trend which reflects weak markets, predominantly in our gift business. We are strongly committed to a strategy where our products continue to be market leaders, and we are maintaining a strong competitive position. However, the market environment remains soft, and this is having a depressing effect on our profits."

Thomas Nelson, Inc. intendes to release its financial results for the second fiscal quarter on November 1, 2000.

This news release includes certain forward-looking statements. Actual results could differ materially from those reflected by the forward-looking statements and a number of factors may affect future results, liquidity and capital resources. These factors include softness in the general retail environment, the timing of products being introduced to the market, the level of returns experienced by the operating divisions, the level of margins achievable in the marketplace and the ability to minimize operating expenses. Although the Company believes it has the business strategy and resources needed for improved operations, future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its business strategy during the remaining portion of the 2001 fiscal year. The Company disclaims any intent or obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher, producer and distributor of books emphasizing Christian, inspirational and family value themes, and believes it the largest publisher of Bibles and inspirational books in the English language. The Company also designs and markets a broad line of gift and stationery products. For more information, visit our website www.thomasnelson.com. Thomas Nelson, Inc. will host a conference call related to the earnings release at 1:30 CST on Wednesday, November 1, 2000. Individuals may listen to the call by dialing (719) 457-2637.
The live broadcast of Thomas Nelson's quarterly conference call will be available online by going to www.thomasnelson.com and clicking on the link to News and at www.streetevents.com. The online replay will follow shortly after the call and continue through November 8, 2000.

Thomas Nelson's stock is listed on the New York Stock Exchange (TNM-
NYSE).